NEWS RELEASE

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Rob Clark	Martha Aronson
Media Relations	Investor Relations
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FOR IMMEDIATE RELEASE
JAMES T. LENEHAN ELECTED TO MEDTRONIC BOARD OF DIRECTORS
MINNEAPOLIS — January 18, 2007 — Medtronic, Inc. (NYSE: MDT), today announced the election to its Board of Directors of James T. Lenehan, former Vice Chairman and President of Johnson & Johnson. Mr. Lenehan, who retired from Johnson & Johnson in 2004 after 28 years with the company, held various executive positions, including President of McNeil Consumer Products Company; Worldwide Chairman, Consumer Pharmaceuticals & Professional Group; and Worldwide Chairman, Medical Devices & Diagnostics Group. He was appointed to the Johnson & Johnson Executive Committee in 1994. Mr. Lenehan is currently a private investment consultant and serves as an advisor to Cerberus Capital Partners.
Art Collins, Medtronic chairman and chief executive officer, noted that Lenehan has an extensive background in a broad range of medical products including medical devices that will be extremely valuable to Medtronic.
“We are delighted that Jim is joining the Medtronic board, bringing with him a wealth of expertise that will be very beneficial,” Collins said. “Executives with Jim’s qualifications are in great demand to serve on corporate boards, and the shareholders of Medtronic will be well served by his contributions.”
About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health, and extending life for millions of people around the world.

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Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 28, 2006. Actual results may differ materially from anticipated results.